EXIBIT 99.1

CONTACT:  JOSEPH MACNOW

                     (201) 587-1000

210 Route 4 East

Paramus, NJ  07652

FOR IMMEDIATE RELEASE – December 24, 2013

Vornado Announces its Share of Toys “R” Us’ Third Quarter Financial Results

PARAMUS, NEW JERSEY,..….Vornado Realty Trust (NYSE: VNO) announced  today that it will record its 32.6% share of Toys "R" Us' third quarter financial results in its fourth quarter ending December 31, 2013.  Based on Toys information currently available to Vornado, Vornado’s results will include in its fourth quarter a net loss of $130,851,000, or $0.66 per diluted share, attributable to Toys 2013 third quarter, compared to a net loss of $73,837,000, or $0.37 per diluted share in Vornado’s fourth quarter ending December 31, 2012, attributable to Toys’ 2012 third quarter which includes a $40,000,000 non-cash impairment loss on Vornado’s investment in Toys.

Vornado’s share of Toys’ negative Funds From Operations (“FFO”) before income taxes for the fourth quarter 2013 will be $91,316,000 or $0.46 per diluted share, compared to negative FFO before income taxes and impairment of $49,241,000, or $0.25 per diluted share in the prior year’s quarter.  Vornado’s share of negative FFO after income taxes for the fourth quarter 2013 will be $119,826,000 or $0.60 per diluted share, compared to negative FFO after income taxes of $61,358,000 or $0.31 per diluted share in the prior year’s quarter.  Included in this year’s negative FFO after income taxes is Vornado’s $41,330,000 share of Toys’ non-cash charge for the valuation allowance of certain deferred tax assets.  Included in last year’s negative FFO after income taxes is a $40,000,000 non-cash impairment loss on Vornado’s investment in Toys.  Vornado’s share of Toys’ negative FFO after income taxes will be treated as non-comparable in both periods.

Vornado records its proportionate share of Toys’ results based on purchase price accounting, which differs from Toys’ publicly reported historical accounting.  As required under purchase price accounting, Toys has recorded an additional $690,000,000 (of which Vornado’s share is $225,000,000) of intangible assets and goodwill which is net of prior quarter impairments that Vornado previously recorded.  Toys is evaluating these intangible assets and goodwill for possible impairment.  Depending upon the outcome of that evaluation, Vornado’s 32.6% share of Toys' third quarter net loss and negative FFO may increase.

Vornado’s carrying amount of its investment in Toys as of September 30, 2013 was $378,615,000.  After giving effect to the $130,851,000 net loss referred to above, Vornado’s carrying amount of its investment in Toys will be reduced to $247,764,000.

                In addition, as part of its periodic assessment of the carrying amount of its investment in Toys, Vornado may determine that its investment has been other than temporarily impaired.  The maximum amount of any such impairment would not exceed the then carrying amount of Vornado’s investment in Toys since Vornado does not guarantee any obligations of Toys and is not obligated to fund Toys with any additional equity. Any such impairment would result in a non-cash charge.

The business of Toys is highly seasonal; historically, Toys' fourth quarter net income accounts for more than 80% of its fiscal year net income.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Toys "R" Us, Inc.
Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	November 2, 2013		October 27, 2012
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$2,491,000	$2,491,000	$2,609,000
Cost of sales	1,595,000	1,595,000	1,642,000
Gross margin	896,000	896,000	967,000

Selling, general and administrative expenses	959,000	962,800	965,600
Depreciation and amortization	92,000	97,400	108,000
Other income, net	(15,000)	(15,600)	(21,000)
Total operating expenses	1,036,000	1,044,600	1,052,600
Operating loss	(140,000)	(148,600)	(85,600)
Interest expense	(189,000)	(190,800)	(136,900)
Interest income	2,000	2,000	4,000
Loss before income taxes	(327,000)	(337,400)	(218,500)
Income tax (expense) benefit	(278,000)	69,400	106,500
Net loss	$(605,000)	$(406,800)	$(112,000)

Vornado’s 32.6% equity in Toys’ net loss		$(132,698)	$(36,400)
Impairment loss		-	(40,000)
Management fee from Toys, net		1,847	2,563
Total Vornado net loss from its investment in Toys		$(130,851)	$(73,837)

See page 3 for a reconciliation of net loss to negative FFO.

Reconciliation of Vornado’s net loss from its investment in Toys to EBITDA (1):
Net loss		$(130,851)	$(73,837)
Interest and debt expense		62,239	44,492
Depreciation and amortization		31,446	34,808
Income tax expense (benefit)		22,573	(34,611)
Vornado’s share of Toys’ EBITDA (1)		$(14,593)	$(29,148)

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(1)     EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.”  Management considers EBITDA a supplemental measure for making decisions and assessing the unlevered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity.  EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.
Funds From Operations - Unaudited

(Amounts in thousands)	For the Quarter Ended
	November 2, 2013	October 27, 2012
Reconciliation of Vornado's net loss from its investment in Toys to negative FFO (1):
Net loss	$(130,851)	$(73,837)
Depreciation and amortization of real property	16,506	17,777
Real estate impairment losses	456	1,430
Income tax effect of above adjustments	(5,937)	(6,728)
Vornado's share of Toys’ negative FFO (1)	$(119,826)	$(61,358)

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(1)          FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries.  FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.  FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure.  FFO may not be comparable to similarly titled measures employed by other companies.

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